EXHIBIT 10.2

MINUTES OF
BOARD OF DIRECTORS
OF
Kingly Chateau Corporation

This meeting of the Board of Directors of the Corporation was held at 9:00 a.m. on June 1, 2011 at Flat/Room 1705A, 17/F, Tower 1, Silvercord, 30 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong.

TUNG Yee Shing was present as the sole Director of the Corporation. The meeting was called to order by TUNG Yee Shing.

Whereas, the Board of Directors of the Corporation believes it to be in the best interests of the Corporation to enter into a subscription agreement for $50,000.00 at a price of $0.005 per share for a total of 10,000,000 shares.

Resolved, that the Corporation will issue 10,000,000 shares of common stock to as subscription for $50,000 of common stock at a price of $0.005 per share upon the receipt of said funds as well as a completed subscription agreement.

There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried it was adjourned.

__________________________
TUNG Yee Shing, President

Attest: _______________________
TUNG Yee Shing, Secretary